Exhibit 99.3

iCoreConnect and FG Merger Corp. Investor Webcast

January 5, 2023

Good [morning / afternoon] ladies and gentleman. Welcome to the iCoreConnect and FG Merger Corp. Conference Call. We appreciate everyone for joining today.

The information discussed today is qualified in its entirety by the Form 8-Ks, including the related exhibits, that has been filed today by FG Merger Corp. and iCoreConnect, each of which may be accessed on the SEC’s website. In conjunction with today’s discussion, please see the investor presentation furnished as an exhibit to the Form 8-Ks to follow along and carefully review the disclaimers included therein.

Please note that a Q&A session will not be conducted as part of today’s presentation. Also, statements made during this call may contain forward-looking statements, which are inherently subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and/or from our forecast, including those in FG Merger Corp.’s and iCoreConnect’s Form 8-Ks filed today.

For more information, please refer to the risks, uncertainties and other factors discussed in FG Merger Corp.’s and iCoreConnect’s SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements we make. You should carefully consider the risks, uncertainties and other factors discussed in FG Merger Corp.’s and iCoreConnect’s SEC filings. Do not place undue reliance on forward-looking statements. FG Merger Corp. and iCoreConnect take no responsibility to update any forward-looking statements.

Participating in today’s call are FG Merger Corp. CEO Wes Schrader and iCoreConnect CEO Robert McDermott.

With that, I would like to turn the call over to Wes Schrader. Please go ahead.

Wes Schrader, CEO, FG Merger Corp.

Hi everyone. I’m Wes Schrader, CEO of FG Merger Corp. Thanks for joining today.

We couldn’t be more excited to partner with the Robert McDermott and the iCoreConnect team.

When we formed FG Merger Corp., our strategy was to assist in creating long-term value for our shareholders.

We believe we’ve found this with iCoreConnect.

This is a unique opportunity as the company currently trades on the over-the-counter market.

We believe there is a disconnect between where the company has been trading in the over-the-counter market and what the value of the company should be.

Our investment thesis on iCoreConnect is simple and straightforward.

You have a passionate, dedicated, growth focused management team led by Robert McDermott.

You have demonstrated growth in recurring revenue with a strong pipeline on a scalable platform with significant operating leverage.

The client base is made up of a diverse group of health care providers, and blue chip and enterprise level clients. Turnover is low.

Regulatory and industry tailwinds are driving healthcare providers to new technologies like e-prescription and iCoreConnect’s system agnostic platform presents an ideal solution

iCoreConnect has created barriers to entry through state dental and medical association product endorsements.

Let’s move on to the transaction overview on slide 7.

Our de-SPAC will be a different than other SPAC transactions.

We have developed a unique solution to benefit iCoreConnect’s shareholders that recognizes the intrinsic value overlooked in the over-the-counter market.

This solution also provides a unique asymmetric opportunity to contribute growth capital to the combined company for our shareholders.

Existing FG Merger Corp. shareholders who choose not to exercise their redemption rights in connection with the Business Combination will have 100% of their equity converted into preferred stock of the combined company.

The preferred stock will have a 12% coupon payable in cash or paid-in-kind for the first 24 months after the close of the transaction and cash thereafter.

The initial conversation price from common stock to preferred will be 1:1 or $10.00 per share.

A reset to $10.00 or 20% above the simple average volume weighted average price will occur 12 months after the closing of the transaction.

The reset price can be no greater than $10.00 per share, and no less than $2.00 per share.

We believe this provides a compelling option for FG Merger Corp. shareholders to not redeem.

Solutions to growth capital like these were previously only available to a select group of PIPE investors.

We think all shareholders should have that opportunity.

Current iCoreConnect shareholders will receive common stock in the combined company.

And last, the transaction has no minimum cash condition.

Robert, I’m pleased to be here with you today. Please take us on to slide 8 and through the rest of the presentation.

Robert McDermott, CEO, iCoreConnect

Thanks Wes

We are thrilled to be partnering with FG Merger Corp. on this transaction.

Let me start with what we see are some of the investment highlights of our business.

iCoreConnect is the SaaS platform for healthcare business workflow.

Our SaaS and MSaaS recurring revenue model has seen, and continues to see, significant growth and carries with it tremendous operating leverage

We have a diverse client base including dentists, doctors, payors, blue chip customers, and enterprise level clientele. The total addressable market is very large..

Technology is driving change within our industry and we have the solutions to take advantage of this opportunity.

Mandated e-prescription laws and HIPAA regulations are driving increased adoption of new technologies and software and iCoreConnect is taking advantage of this trend.

Many clients still operate in a local server environment. Change for them can be difficult. All of our solutions are cloud based. Our system agnostic software works with their existing system so they don’t have to go through a painful product upgrade.

Our enterprise platform is scalable. You can subscribe to a single solution or add multiple solutions within our platform easily. This allows us to bring on a significant amount of new business without increasing expenses exponentially.

We’ve established a runway and distribution channel for future growth and created barriers to entry through exclusive endorsements with state associations.

We have a proven go to market strategy with over 28,000+ monthly subscriptions.

We’ve grown rapidly. Growth has come both organically and through acquisitions. We’ve successfully integrated several companies over the last few years. We continue to cultivate additional potential acquisitions.

And we’ve got a dedicated, passionate team at iCoreConnect.

Turning to slide 9.

What is iCoreConnect? iCoreConnect specializes in cloud-based software and technology that increases profit and operational speed for our clients

We currently have 15 enterprise level SaaS offerings on our platform including e-prescription, automated insurance verification, HIPAA and encrypted email, revenue cycle management, medical coding and business analytics.

Our target customers include all healthcare providers, dental service organizations, hospitals and insurance payors.

Turning to slide 10.

Our addressable market size with our current solutions is very large.

it includes over 22 Million total employees, over 1 Million of them are physicians and dentists.

Representing 14% of all workers according to the U.S. Census Bureau.

Each person in the market represents a potential subscriber for one of our products.

Compliance with new and existing laws and regulations along with the need to become more efficient are a few of the drivers facilitating our subscription growth.

Slide 11 outlines our opportunity

Cloud computing has significantly changed the business model for technology and how it is deployed.

On premise and local server hosted applications provide a tremendous opportunity for our solutions which are available on any device with automatic updates and recurring revenue.

Companies are looking for help solving their IT and business challenges. Cloud computing provides cost effective, scalable, flexible and safe solutions.

In addition, many of our competitors in the SaaS market have a difficult time scaling or offer a single product or feature. Many of these companies make interesting acquisition opportunities for us.

Slide 12 highlights the growth in our subscriber base. Its significant.

Growth has been driven by customers acquired through our state endorsements, continued organic growth, and by acquisitions.

We expect this growth trend to continue.

Slide 13 highlights are multichannel distribution model.

We have a highly effective sales team. Our current sales team has done a tremendous job and produces significant results, Our strategy is to continue to grow and develop our sales team moving forward . We are planning to add several salespeople per quarter throughout 2023. This will help accelerate our growth.

Our endorsements with state dental and medical associations is a key part of our competitive advantage.

Our first state association relationship was with Texas in 2014.Currently we have 28 associations and we will continue to work on adding more.

We also have strong channel relationships.

Slide 14 gives you a visual on the endorsements we have. Some of our recent wins include California and Connecticut.

Slide 15 shows a map of the states we are endorsed in. 28 association endorsements with over 90 product endorsements.

In addition to helping block out competition, there are a number of additional benefits that these state endorsements provide.

They give us direct access to a member base of over 125 thousand individuals.

States frequently co-brand with us, giving us further reach. They help leverage our marketing capabilities.

We have access to members through live webinars and continuing education events. In fact, we are often speakers at these events. When members have questions, they come to us.

And we have prime real estate at annual association conventions, an additional way to get in front of and connect with members.

I cannot reiterate enough the competitive advantage that these endorsement provide us.

We are a solutions-based company. Our products were created to solve problems. The next several slides highlight this approach.

Slide 16 highlights our e-prescription and HIPAA-Compliant email solutions.

New laws and state mandates stemming from the opioid epidemic are requiring providers to move traditional pen and pad prescriptions to e-prescribing.

Our iCoreRX solution brings all necessary information into a single, integrated platform resulting in time and productivity gains for providers and increased safety for patients.

Providers are required to share patient health information in a HIPAA compliant manner and are frustrated at the inability to send large file sizes.

We’ve developed a solution. Our iCoreExchange HIPAA compliant email gives providers the ability to share patient health information in a HIPAA compliant manner without file size restrictions.

Slide 17 highlights our insurance verification and revenue analytics solutions.

Our iCoreVerify product automatically verifies insurance eligibility, deductible, and remaining benefits in advance of a patients visit. This saves a significant amount of time and labor on behalf of the healthcare provider by eliminating manual processing, time spent on a phone call or website, reducing A/R, and improving patient satisfaction.

Our revenue analytics dashboard, iCoreAnalytics, provides real-time business metrics from your current software to manage operations and make more informed business decisions.

Slide 18 highlights our medical coding and MSaaS solutions.

Medical coding can be a time-consuming event. Our iCoreCodeGenius guides users to correctly document the most accurate and specific codes to reduce claim denials in 60-seconds or less. This is a huge time saver for our clients. We see a tremendous growth opportunity for this product.

Last but not least, our MsaaS product offering, iCoreMSaaS Advantage remotely manages and continually monitors a company’s network and hardware infrastructure at a predictable monthly cost

Slide 19 highlights the growth in our annualized recurring revenue year-end run rate. From $1.2 million in 2019 to approximately $8 million in 2022 and estimated to be nearly $29 million in 2023.

Growth is coming from our existing customers expanding the number of solutions they are acquiring from us, our growing pipeline of new customers and acquisitions.

We’ve laid the foundation for future growth, and we expect to accelerate this growth.

Slide 20 outlines our key growth initiatives.

First is organic growth. We will continue to expand our sales force which should continue to drive our remarkable revenue growth.

Second is acquisitions. We continue to cultivate additional options for acquisitions. We look for products and services that complement our existing platform offerings. We’ve successfully integrated a number of acquisitions over the past several years.

Last is our go to market strategy.

This strategy leverages our current association agreements.

After we receive a state association product endorsement and successfully bring in its members they quickly realize the the advantage our platform can provide. They’ll often add additional products and services over time. State relationships and endorsements give us significant traction with the end user.

Slide 21 highlights our prior acquisitions. Eight acquisitions since 2017.

Our goal is to continue to look at additional opportunities. If something makes sense from a product and a price perspective, we are interested.

on slide 22 we have our management team.

We wouldn’t be where we are without the team we have. Each one is a significant contributor. They will help carry iCoreConnect into the future.

Once again, we are thrilled to be working with Wes and the FG Merger Corp. team.

We believe iCoreConnect represents significant value for investors. We are laser focused on driving growth and bringing workflow efficiencies to the healthcare industry.

We believe this transaction will help us accelerate iCoreConnect’s many growth opportunities.

Thank you for joining today.